					EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA

	Year Ended December 31,
(Amounts in thousands, except per unit amounts)	2014	2013	2012		2011	2010
Operating Data:
Revenues:
Property rentals	$1,911,487	$1,880,405	$1,771,264		$1,802,871	$1,790,769
Tenant expense reimbursements	245,819	226,831	207,149		213,200	217,999
Cleveland Medical Mart development project	-	36,369	235,234		154,080	-
Fee and other income	155,206	155,571	119,077		123,452	121,103
Total revenues	2,312,512	2,299,176	2,332,724		2,293,603	2,129,871
Expenses:
Operating	953,611	928,565	891,637		878,777	848,112
Depreciation and amortization	481,303	461,627	435,545		441,223	416,324
General and administrative	169,270	177,366	167,194		163,238	170,460
Cleveland Medical Mart development project	-	32,210	226,619		145,824	-
Acquisition and transaction related costs,
and impairment losses	18,435	24,857	17,386		34,930	38,563
Total expenses	1,622,619	1,624,625	1,738,381		1,663,992	1,473,459
Operating income	689,893	674,551	594,343		629,611	656,412
Income (loss) from Real Estate Fund	163,034	102,898	63,936		22,886	(303)
(Loss) income applicable to Toys "R" Us	(73,556)	(362,377)	14,859		48,540	71,624
Income from partially owned entities	15,425	23,592	408,267		70,072	14,601
Interest and debt expense	(412,755)	(425,782)	(431,235)		(453,420)	(473,938)
Interest and other investment income (loss), net	38,752	(24,887)	(261,200)		148,540	234,768
Net gain on disposition of wholly owned and partially
owned assets	13,568	2,030	4,856		10,856	81,432
Net loss on extinguishment of debt	-	-	-		-	(10,782)
Income (loss) before income taxes	434,361	(9,975)	393,826		477,085	573,814
Income tax (expense) benefit	(9,281)	8,717	(8,132)		(23,891)	(22,100)
Income (loss) from continuing operations	425,080	(1,258)	385,694		453,194	551,714
Income from discontinued operations	583,946	565,998	308,847		286,806	156,317
Net income	1,009,026	564,740	694,541		740,000	708,031
Less net income attributable to noncontrolling
interests in consolidated subsidiaries	(96,561)	(63,952)	(32,018)		(21,786)	(4,920)
Net income attributable to Vornado Realty L.P.	912,465	500,788	662,523		718,214	703,111
Preferred unit distributions	(81,514)	(83,965)	(86,873)		(80,384)	(66,729)
Preferred unit redemptions	-	(1,130)	8,948		5,000	4,382
Net income attributable to Class A unitholders	$830,951	$415,693	$584,598		$642,830	$640,764

Per Unit Data:
Income (loss) from continuing operations, net - basic	$1.22	$(0.76)	$1.37		$1.80	$2.47
Income (loss) from continuing operations, net - diluted	1.22	(0.75)	1.36		1.78	2.43
Net income per Class A unit - basic	4.17	2.09	2.95		3.26	3.27
Net income per Class A unit - diluted	4.14	2.08	2.93		3.23	3.23
Distributions per Class A unit	2.92	2.92	3.76	(1)	2.76	2.60

Balance Sheet Data:
Total assets	$21,248,320	$20,097,224	$22,065,049		$20,446,487	$20,517,471
Real estate, at cost	16,822,358	15,392,968	15,287,078		13,383,927	13,140,535
Accumulated depreciation	(3,161,633)	(2,829,862)	(2,524,718)		(2,346,498)	(2,045,122)
Debt	9,610,324	8,777,956	9,790,816		8,436,085	8,760,554
Total equity	7,489,382	7,594,744	7,904,144		7,508,447	6,830,405

(1) Includes a special long-term capital gain distribution of $1.00 per Class A unit.